EXHIBIT 99.1

MediCor Ltd.
Marc S. Sperberg
U.S. 702-932-4560, x308

For Immediate Release: November 2, 2006

M EDICOR LTD. REPORTS F IRST QUARTER OPERATING RESULTS
REVENUES INCREASE 68%

LAS VEGAS, NV, November 2, 2006 -- MediCor Ltd. (OTC Bulletin Board: MDCR.OB), a leading manufacturer and distributor of breast implants worldwide, today announced its results for the first quarter ended September 30, 2006.

Sales for the quarter were $9.5 million, an increase of $3.8 million, or 68%, versus the same period a year ago. Of the increase, $2.9 million was attributable to the acquisition of Biosil Limited and related supplier, Nagor Limited, at the end of April 2006.  Excluding the effect of the acquisition, revenue increased approximately 15% in the quarter as compared to the same period in the prior year.

The growth rate was negatively impacted by foreign exchange rates by approximately 4%.  Net loss attributable to common stockholders for the quarter increased to $12.8 million from $4.0 million for the previous period.  The increase was largely attributable to higher interest expense.  Basic and diluted loss per share for the three months ended September 30, 2006 was $0.54 as compared to $0.19 for the three months ended September 30, 2005.

According to Jim J. McGhan, Chief Operating Officer, “We continue to experience double-digit growth in our top-line breast implant sales.  Based on our evaluation of this growth and generally lower growth rates reported by our competitors, we believe we are accomplishing one of our near-term goals of capturing market share.  The European and Latin American markets are actively responding to our aggressive sales and marketing initiatives there, and that is leading to sales volume increases across those key markets.  Our direct selling efforts are also resulting in significant sales increases in targeted markets.”

About MediCor Ltd.

MediCor was founded by Chairman of the Board Donald K. McGhan, a pioneer of the breast implant industry.  The Company acquires, develops, manufactures and markets products for medical specialties in the aesthetic, plastic and reconstructive surgery and dermatology markets.  Products include surgically implantable prostheses for aesthetic, plastic and reconstructive surgery and scar management products.  Its products are sold worldwide to hospitals, surgery centers and physicians through various distributors and direct sales personnel.  MediCor’s strategy is to be the leading integrator of selected international medical device markets, technologies and businesses.  To achieve this strategy, MediCor intends to build upon and expand its business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets.  MediCor intends to both expand existing product lines and offerings and acquire companies and other assets, including intellectual property rights or distribution rights.

Forward-Looking Statements

This release contains forward-looking statements.  Such statements are based upon the current beliefs and expectations of MediCor’s management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to sustain continued losses and obtain requisite additional financing to continue operations; the acceptability to regulators of our regulatory data and submissions; the ability to obtain governmental approvals to market our products; the timing of our and our competitors’ approvals and entry to markets; the effect of such timing and the related delays in revenues and continued expenses and their affect on our ability to successfully and profitably operate our businesses; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk that businesses we acquire will not be integrated or operated successfully; the risk that cost savings or other anticipated benefits from acquisition transactions may not be realized or may take longer to realize than expected; disruption from transactions making it more difficult to maintain relationships with customers, employees or suppliers; the outcome of legal proceedings; the risk of new and changing regulations in the U.S. and internationally; the risk of instability in the capital markets in the U.S. and internationally; and the ability to effect acquisitions to continue to execute on our growth plans.

Additional factors that could cause MediCor’s results to differ materially from those described in the forward-looking statements can be found in MediCor’s Annual Report on Form 10-K for the year ended June 30, 2006, subsequent quarterly filings on Form 10-Q, and other announcements on Form 8-K, all of which have been filed with the Securities and Exchange Commission and are available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

# # #